Free Writing Prospectus

Filed Pursuant to Rule 433

Dated August 26, 2013

Registration Statement No. 333-173928

JP MORGAN INVESTOR CONFERENCE LEASE SECURITIZATION AUGUST 2013

Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

Our Plan -- 4 Retail Securitization R-1 Lease Securitization L-1 Floorplan Securitization F-1 DISCUSSION AGENDA

LEASE SECURITIZATION OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 Ford Credit is experienced in the securitization of U.S. lease contracts, having completed more than 26 securitization transactions since implementing the current platform in 2006 The securities have been issued through various channels: Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time Consistent with market practices, residual cash flows are valued on the basis of Automotive Lease Guide (ALG) values Extensive supplemental performance reporting available at: http://credit.ford.com/investor-center/institutional-investments

LEASE SECURITIZATION BUSINESS UPDATE Average Number of Leases Outstanding (000) 840 677 438 331 422 Manheim Used Vehicle Value Index Source: Manheim Consulting, July 2013 (January 1995 = 100) Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business In 2008 and 2009, Ford Credit reduced lease originations due to: Lower lease purchase targets Lower auto sales As market conditions improved, Ford Credit has increased its purchase target for lease with originations resuming growth in 2010 Number of Leases Originated Source: FCALT 2013-A Prospectus Supplement

Weighted Average FICO® Vehicle Type* as of % of Securitization Value LEASE SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Original Term as % of Securitization Value Maximum 3-Month Residual Concentration Source: Prospectus Supplements for referenced lease transactions *Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

FCALT 2012-B FCALT 2013-A Model Concentrations Top 1: 15% Top 3: 42% Top 5: 66% Model Concentrations Top 1: 15% Top 3: 43% Top 5: 68% L-7 Source: Prospectus Supplements for referenced lease transactions LEASE SECURITIZATION POOL CHARACTERISTICS – VEHICLE MODEL DIVERSIFICATION

Return Rate* Cumulative Residual Loss / (Gain)** LEASE SECURITIZATION SECURITIZATION POOL PERFORMANCE * Prior to 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Gain Loss Cumulative Net Credit Losses*** Transaction performance reflects the present strength in the used vehicle market Return rates of about 50% Cumulative residual gains Consistent credit loss performance Source: Investor Reports for referenced lease transactions Commentary

LEASE SECURITIZATION TRANSACTION STRUCTURE – 2013-A


% of Securitization Value
Class A Notes ("AAA")
82.1%
Class B Notes ("AA")
4.0%
Class C Notes ("A")
4.0%
Class D Notes ("BBB")
2.8%
Overcollateralization
7.6%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Total Class A Enhancement ~22.9%
Total Initial Class A Enhancement
~22.9%

- Credit enhancements in our lease securitization programs include:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread
- Transactions are sequential, building enhancement over time

L-9

Breakeven = 100% Return Rate Assumed LEASE SECURITIZATION BREAK-EVEN ANALYSIS* Return Rate Cumulative Residual Loss / (Gain) A-4 Breakeven = 31.8% A-3 Breakeven = 41.4% A-2 Breakeven = 88.7% Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) * Assumes Cumulative net loss stress of 5%; breakevens are specific to 2013-A Break-Even for 2013-A Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008)

ORIGINATIONS AND COLLECTIONS STRATEGIES

 ORIGINATION STRATEGY Segment credit applicants and price for risk Build strong relationships with dealers Support Ford Motor Company brands Utilize robust credit evaluation and verification process Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

ORIGINATIONS TECHNOLOGY Ford Credit’s strategy is supported by a proprietary originations system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant A primary credit bureau is selected based on Ford Credit’s periodic assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation, or if the applicant is a current or former customer The system classifies credit applications to determine the scoring model and scorecard to be used in evaluating the application

 ORIGINATIONS SCORING MODEL Ford Credit’s proprietary originations scoring models assess the creditworthiness of an applicant using a number of variables including information from the credit application, the proposed contract terms and credit bureau data Output of the originations scoring models is a proprietary risk rating referred to as Probability of Payment (POP) The scoring models build on the predictive power of credit bureau and credit application data and internal studies show that POP is more effective than credit bureau score (FICO®) alone In addition to FICO®/credit bureau data the scoring models add an evaluation of Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, financial stability and capacity to pay) FICO® is a significant factor used in the scoring models Ford Credit regularly monitors the originations scoring models to ensure their predictability Monthly scoring model performance review Quarterly review of scoring model performance on aged portfolio Quarterly Global Scorecard Cycle Plan Committee review

PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance Ford Credit has originations policies and procedures that leverage technology to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income Procedures are established for verification of income, employment and residency Purchase quality guidelines and standards are used to manage the overall quality of the portfolio Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards Management review includes Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center levels Quarterly Portfolio Liquidation report Weekly average POP and FICO® score reports

 SERVICING STRATEGY Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Ford Credit has a best-in-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs

Ford Credit’s collections strategy is to minimize credit losses, promote customer satisfaction and optimize use of resources Ford Credit’s collections strategy leverages the knowledge and experience of a cross-functional team with backgrounds in Business center management Risk management Auto-dialer technology Statistics / mathematics Process management Information systems Finance Sales and marketing Operate Efficiently And Collect Effectively COLLECTIONS STRATEGY SUMMARY

Ford Credit’s proprietary behavior scoring models assesses the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) POD is updated for each customer account monthly on its due date POD is used to segment risk and determine collection strategy Ford Credit regularly monitors the behavior scoring models to ensure their predictability Monthly behavior scoring model performance review Quarterly Global Scorecard Cycle Plan Committee review COLLECTIONS STRATEGY BEHAVIOR SCORING MODELS

Lease residual value is a key element for lease originations and it is the primary component used to calculate the base lease payment Lease residual value is the estimated fair market value of a vehicle at the end of the lease term Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number predictive factors including MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends Ford Credit has an internal review process considers Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG) Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage allowances LEASE SECURITIZATION LEASE RESIDUAL VALUE MODEL

Ford Credit will notify lease customers about four to five months prior the scheduled lease-end termination date and inform them about the termination options, obligations, vehicle inspection process and timing of the lease termination The lease customer termination options include Retain the vehicle by purchasing it from the dealer at the purchase price stated in the lease Return the vehicle to the dealer by the current scheduled lease-end date Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of lease-end vehicles returned to dealers to Maximize the net sales value of the vehicle Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Returned vehicles are sold through Accelerate online upstream remarketing application Ford-sponsored physical auctions LEASE SECURITIZATION LEASE TERMINATION AND VEHICLE REMARKETING

LEASE APPENDIX

LEASE SECURITIZATION SIGNIFICANCE OF SECURITIZATION VALUE For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract lease value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread Difference of $5,614 L-Appendix 1 Sample Calculation: Lease Balance Payments remaining 12 12 Base monthly payment 400 $ 400 $ Residual value 20,000 $ 15,000 $ Discount rate 2.0% 6.0 % Present Value 24,320 $ 18,706 $ Securitization Value